Exhibit 99.1

TEMPUR-PEDIC INTERNATIONAL INC. DELIVERS RECORD EARNINGS ON FIRST QUARTER REVENUES OF $153.1 MILLION; INCREASES GUIDANCE FOR THE REMAINDER OF 2004

Pro Forma Net Income of $0.16 Per Share, Up 33.3 Percent, GAAP Net Income of $0.11 Per Share, on 45.7 Percent Revenue Growth

For Immediate Release

LEXINGTON, KENTUCKY, April 22, 2004 — Tempur-Pedic International Inc. (NYSE: TPX) announced record first quarter 2004 results today. Tempur-Pedic International is a rapidly growing, vertically-integrated manufacturer, marketer and distributor of premium visco-elastic foam mattresses and pillows that it sells globally in 54 countries primarily under the Tempur® and Tempur-Pedic® brands.

Comparative Financial Results

First quarter 2004 net sales were $153.1 million, 45.7 percent higher than first quarter 2003 net sales of $105.1 million. The Company also reported first quarter pro forma net income of $16.6 million, or $0.16 per fully diluted share, compared with pro forma net income of $10.9 million or $0.12 per fully diluted share, for the first quarter 2003, an increase of 33.3 percent. The Company reported first quarter GAAP net income of $11.8 million, or $0.11 per fully diluted share. Reported net income includes items related to stock based compensation and debt extinguishment that are excluded from pro forma net income. For a full discussion of the pro forma adjustments, see the Supplemental Information included later in this press release.

A summary of key operating results for the three months ended March 31, 2004 and March 31, 2003 are as follows:

($ in thousands, except per share data)	Three Months Ended March 31,
	2004	2003	Chg%
	(unaudited)	(unaudited)	(unaudited)
Net sales	$153,123	$105,129	45.7%
Operating income	30,534	22,381	36.4%
Net income	$11,771	$10,885	8.1%

Weighted average shares, fully diluted	103,073,874	92,781,418
Earnings per share, fully diluted	.11	.12

Pro forma (unaudited)
Net income	$16,579	$10,943	51.5%

Earnings per share, fully diluted	.16	.12	33.3%

Operating Highlights and Updated Guidance

The Company generates sales through four key distribution channels: retail, direct, healthcare and third party. The retail channel sells to furniture, specialty and department stores. The direct channel sells directly to consumers. The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers. The third party channel sells to distributors in countries where the Company does not operate its own distribution.

The following table sets forth net sales information, by channel and by segment, for the periods indicated:

	Consolidated		Domestic		International
	Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31,
($ in thousands)	2004	2003	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Retail	$104,657	$66,869	$67,480	$39,324	$37,177	$27,545
Direct	24,979	19,053	21,469	16,362	3,510	2,691
Healthcare	11,841	11,344	2,835	2,064	9,006	9,280
Third Party	11,646	7,863	1,174	838	10,472	7,025

Domestic	$92,958	$58,588
International	60,165	46,541

“We have continued making excellent progress executing the growth plan for our domestic retail channel and overall we continue to see solid growth in both our domestic and international businesses,” said Robert Trussell, Chief Executive Officer. “Through the end of the first quarter we now have placements in approximately 3,100 retail furniture stores in the US, up from approximately 2,700 at the end of 2003 and approximately 1,700 at the end of 2002.”

“Additionally, our direct channel has continued to be a solid performing business for us domestically and we are continuing to see good results from the start-up of this channel in Europe. We have also been pleased with the development of our third party distributor business during the quarter. The third party business represents the approximately 40 countries where we sell our products through distributors rather than through Tempur-Pedic subsidiaries.”

“We continue to see strong acceptance and placement of the recently introduced CelebrityBed by Tempur-Pedic® in our retail channel and are continuing the development of new products for local markets around the world. In addition, we have started the expansion of our European production facility in Denmark to support the continued strong international demand for our products and design work continues on the second US facility to be sited in Albuquerque, New Mexico.”

“In addition to our strong operating performance, during the first quarter we also completed the previously announced redemption of $52.5 million aggregate principal amount of our outstanding 10¼% Senior Subordinated Notes, funded with a portion of the net proceeds of our December 2003 initial public offering. This redemption has reduced our financial leverage, and at March 31, 2004 our total outstanding indebtedness was $309.8 million and our cash and cash equivalents were $11.6 million.”

The Company’s strong growth and profitability is built on its strategic initiatives, which continue to center around investment in key markets and sales channels around the world:

•	Focus on Core Products of Mattresses and Pillows

•	Further Penetrate Existing Distribution Channels

•	Continue to Build Global Brand Awareness

•	Invest to Support Growth

The Company currently expects that net sales for 2004 will be between $620 million and $640 million and its pro forma fully diluted net income per share for 2004 will be between $0.70 and $0.73. These ranges have been adjusted from prior guidance of net sales of between $573 million and $602 million and pro forma fully diluted net income per share of between $0.60 to $0.66. This updated guidance reflects the over-performance of the business in the first quarter compared to previous guidance and the Company’s current expectations about the continued performance of the business for the remainder of the year. However, the

Company notes that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control.

Financial Results

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Income

($ in thousands, except per share data)	Three Months Ended March 31,
	2004	2003	Chg %
	(unaudited)	(unaudited)	(unaudited)
Net sales	$153,123	$105,129	45.7%
Cost of sales	71,784	47,495

Gross profit	81,339	57,634	41.1%
Selling expenses	34,955	25,076
General and administrative expenses	15,362	9,901
Research and development expenses	488	276

Operating income	30,534	22,381	36.4%
Other income (expense), net:
Interest expense, net	6,094	4,359
Loss on debt extinguishment	5,381	—
Other expense, net	(80)	962

Total other expense	11,395	5,321

Income before income taxes	19,139	17,060	12.2%

Income tax provision	7,368	6,175
Net income	$11,771	$10,885	8.1%

Basic earnings per share	$0.12	$1.39

Fully diluted earnings per share	$0.11	$0.12

Conference Call

As previously announced, Tempur-Pedic International will host a conference call to discuss first quarter results on Thursday, April 22 at 5 p.m. Eastern Time (2 p.m. Pacific Time). The telephone number for the call is (800) 862-9098. The live conference call, featuring President and Chief Executive Officer Robert Trussell and Chief Financial Officer Dale Williams, will be recorded and can be reviewed until April 29, 2004 by calling (800) 934-4577.

The online replay will be available for 30 days on the Tempur-Pedic International investor relations website at www.tempurpedic.com/ir.

Forward-Looking Statements

This release contains “forward-looking statements,” which include information concerning the Company’s plans, objectives, goals, strategies, future revenues and performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s expectations regarding continued growth and its net sales and pro forma net income for 2004, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the Company’s Annual Report on Form 10-K under the headings “Special Note Regarding Forward Looking Statements” and “Business-Risk Factors” filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Sleep System® mattresses and neck pillows made from the revolutionary Tempur® pressure-relieving material, a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 54 countries under the Tempur® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International are in Lexington, KY. For more information about the Company, visit www.tempurpedic.com or call 800-878-8889.

Supplemental Information

To further provide investors useful information, pro forma net income is presented and represents the Company’s reported net income before non-cash, stock–based compensation expense of $1.5 million for the three months ended March 31, 2004 and $0.1 million for the three months ended March 31, 2003. The Company has unearned non-cash stock-based compensation of $7.4 million as of March 31, 2004 that will be recognized as expense in future periods. In addition to these pro forma adjustments, reported net income includes a loss on debt extinguishment totaling $3.3 million, net of tax, for the three months ended March 31, 2004 relating to the Company’s redemption in January 2004 of $52.5 million aggregate principal amount of the outstanding 10¼% Senior Subordinated Notes due 2010 issued by its subsidiaries Tempur-Pedic, Inc. and Tempur Production USA, Inc.

The Company believes that excluding non-cash stock compensation and loss on debt extinguishment provides a measure that is more representative of ongoing costs and therefore more comparable to the Company’s historical operations. The following is a reconciliation of reported net income to pro forma net income:

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Reconciliation of Reported Net Income to Pro forma Net Income

($ in thousands, except per share data)	Three Months Ended March 31,
	2004	2003
	(unaudited)	(unaudited)
Reported net income	$11,771	$10,885
Stock-based compensation expense	1,499	58
Loss on debt extinguishment, net of tax	3,309	—

Pro forma net income	$16,579	$10,943

Reported net income per share, fully diluted	$.11	$.12
Stock-based compensation expense	.02	—
Loss on debt extinguishment, net of tax	.03	—

Pro forma net income per share, fully diluted	$.16	$.12

Quarterly Financial Data

In order to provide information with respect to the effect of stock-based compensation and loss on debt extinguishment for each of the fiscal quarters in 2003, quarterly results of operations for the twelve months ended December 31, 2003 are summarized below. The quarterly financial data presented below have been adjusted from amounts previously presented to reflect certain adjustments related to stock-based compensation.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Revenues	$105,129	$113,675	$123,555	$136,776
Operating Income	22,381	27,100	22,728	24,865
Net Income	$10,885	$14,780	$325	$11,585
Stock-based compensation expense	$58	$105	$1,557	$2,358
Loss on debt extinguishment, net of tax	$—	$—	$10,401	$—
Basic earnings per share	$1.39	$1.89	$.04	$.53

Fully diluted earnings per share	$.12	$.16	$.00	$.12